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                                                                   Exhibit 23.2


                         Consent of Independent Auditors




We consent to the incorporation by reference in the Registration Statement No. 333-01406 on Form S-8 pertaining to the 1993 Non-Qualified and Incentive Stock Option Plan of Smart Games Interactive, Inc. (known as Sports Sciences, Inc. prior to merger with and into Smart Games Interactive, Inc, on October 11,
1996) and on Registration Statement No. 333-6458 on Form SB-2 of our report dated March 24 1997, with respect to the financial statements of Sports Games Interactive, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.







                                      SALTZ, SHAMIS & GOLDFARB, INC.



Akron, Ohio
March 31, 1997




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